EXHIBIT B

Authority to Apply for SEC Exemptive Relief

RESOLVED, to approve the filing of an exemptive order application with the Securities Exchange Commission (“SEC”) to permit all current closed-end funds and hereinafter created registered closed-end investment companies advised by Federated Investment Management Company (“Federated”) or an adviser controlling, controlled by or under common control with Federated (collectively, the “Funds”) to adopt a managed distribution plan (the “Plan”) that would allow the Funds to implement a fixed distribution policy by distributing long-term capital gains as frequently as monthly.

B-1